Exhibit 99.1

Legg Mason, Inc. Announces Intent to Delist Junior Subordinated Notes from NYSE

Baltimore, Maryland – July 31, 2020 – Legg Mason, Inc. (the “Company”) today announced that following the completion of its previously announced merger with Alpha Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), the Company has notified the New York Stock Exchange (“NYSE”) of its intention to delist its 6.375% Junior Subordinated Notes due 2056 (NYSE: LMHA) and 5.45% Junior Subordinated Notes due 2056 (NYSE: LMHB) (collectively, the “Junior Notes”), as well as to deregister the Junior Notes from registration with the Securities and Exchange Commission (the “SEC”). The Company has not made, and does not intend to make, arrangements for the listing and/or registration of the Junior Notes on another national securities exchange or for quotation on another medium. These actions do not affect the terms of the Junior Notes. The last day of trading of the Junior Notes is expected to be August 20, 2020.

As previously announced, on February 17, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Franklin Templeton and Merger Sub, pursuant to which Franklin Templeton acquired the Company on July 31, 2020. The Company has decided to delist the Junior Notes in connection with the closing of the transactions pursuant to the Merger Agreement.

About Legg Mason

Guided by a mission of Investing to Improve Lives,TM Legg Mason helps investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments. Legg Mason’s assets under management are $783.4 billion as of June 30, 2020. To learn more, visit our web site, our newsroom, or follow us on LinkedIn, Twitter, or Facebook.

#######